Exhibit 5.1

October 13, 2021

Physicians Realty Trust
Physicians Realty L.P.
309 N. Water Street, Suite 500
Milwaukee, Wisconsin 53202

Re: Issuance of 2.625% Senior Notes Due 2031 by Physicians Realty L.P.

Ladies and Gentlemen:

We have acted as special counsel to Physicians Realty Trust, a Maryland real estate investment trust (the "Trust"), and Physicians Realty L.P., a Delaware limited partnership (the "Operating Partnership" and together with the Trust, the "Opinion Parties"), in connection with the issuance and sale by the Operating Partnership of $500,000,000 aggregate principal amount of its 2.625% Senior Notes due 2031 (the "Notes"), which are fully and unconditionally guaranteed by the Trust (the "Guarantee" and, together with the Notes, the "Securities"). The Securities were issued under that certain Senior Indenture, dated as of March 7, 2017 (the "Base Indenture"), entered into by and among the Opinion Parties and U.S. Bank National Association, as trustee (the "Trustee"), as amended and supplemented by that certain Third Supplemental Indenture, dated as of October 13, 2021 (the "Third Supplemental Indenture"), entered into by and among the Opinion Parties and the Trustee (the Base Indenture, as amended and supplemented by the Third Supplemental Indenture, the "Indenture").

The Securities were offered and sold by the Operating Partnership pursuant to a registration statement (the "Registration Statement") on Form S-3ASR filed with the Securities and Exchange Commission on February 27, 2020 (File No. 333-236725), as supplemented by that certain prospectus supplement dated October 7, 2021 (the "Prospectus Supplement").

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the governing documents and agreements, as applicable, of each of the Opinion Parties, (ii) the Registration Statement and all exhibits thereto, (iii) the Prospectus Supplement, (iv) certain resolutions of the Board of Trustees of the Trust (the "Board of Trustees") with respect to the Trust, and in the Trust’s capacity as the general partner of the Operating Partnership, (v) certain resolutions of the Finance and Investment Committee of the Board of Trustees with respect to the Trust, and in the Trust's capacity as the general partner of the Operating Partnership, (vi) the Base Indenture, (vii) the Third Supplemental Indenture, (viii) the form of global note representing the Notes and (ix) such other corporate records, agreements, documents, instruments and certificates or comparable documents of public

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officials and officers and representatives of the Opinion Parties as we have deemed necessary or appropriate for the expression of the opinions contained herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents.

As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deem reasonably necessary or appropriate, upon the representations and warranties of the Opinion Parties contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Opinion Parties and upon certificates of public officials.

The opinions set forth below are subject to the following qualifications and exceptions:
a.The opinions expressed herein are subject to (i) laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, moratorium, and other similar laws affecting creditors' rights generally, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) standards of commercial reasonableness and good faith, (iv) public policy and (v) concepts of comity.
b.The opinions expressed herein are limited to the laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act. The Base Indenture, the Third Supplemental Indenture and the Securities are governed by the laws of the State of New York.
c.We have assumed that all parties to the Base Indenture and the Third Supplemental Indenture (other than the Operating Partnership) have duly authorized, executed and delivered the Base Indenture and Third Supplemental Indenture and the Base Indenture and Third Supplemental Indenture are the valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with their terms under the applicable laws of the State of New York.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that (i) the Notes have been duly authorized and executed by the Operating Partnership and constitute valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms under the applicable laws of the State of New York and (ii) the Trust's Guarantee constitutes the valid and binding obligation of the Trust as to the Notes enforceable against the Trust in accordance with its terms under the applicable laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Opinion Parties' Current Report on Form 8-K dated October 13, 2021 and to the reference to our firm under the caption "Legal Matters" in the Prospectus Supplement, which constitutes a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent change in the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & MCKENZIE LLP

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